EXHIBIT 10.1

                     EMPLOYMENT AND CONSULTATION AGREEMENT

         This Agreement is made and entered into this 18Th day of April, 1998, by and between VIRGINIA HEARTLAND BANK, a Virginia Banking Corporation (herein referred to as "Bank"), Party of the First Part, and William B. Young, (herein referred to as "Young"), Party of the Second Part.

                                    RECITAL

         Young is currently Chief Executive Officer and Chairman of the Board of Directors of Bank. Bank has simultaneously with the execution of this Employment Agreement entered into Agreement and Plan of Reorganization and Plan and Agreement of Merger with Second National Financial Corporation ("SNFC") (herein collectively called Plan and Agreement"). Bank desires to continue to employ Young as its Chief Executive Officer and Chairman of its Board of Directors.

         Therefore, witnesseth this Agreement: That for and in consideration of the mutual promises and undertaking and the benefits to ensure to the parties of this Agreement, they agree as follows:

          1. This Agreement shall take effect upon the effective date as defined in the Plan and Agreement. Until the effective date, this Agreement shall have no effect.

         2. Bank employs Young on the terms and conditions hereafter stated to perform the duties of Chief Executive Officer and Chairman of its Board of Directors and to perform the duties of those officer with SNFC.

         3. The term of this Agreement shall commence upon the implementation of the Plan and Agreement as set forth in paragraph 1. and shall continue as follows:

                   A. As Chief  Executive  Officer and  Chairman of the Board of
                      SNFC until December 31, 2000 (such period from the effective date through December 31, 2000 being referred to herein as Young's "Term of Employment").
                   B. As CEO of Bank until December 31, 1999, and as Chairman of the Board of Directors of Bank until December 31, 2000.
                   C. For the years  2001 and 2002,  as a part time  consultant working approximately one thousand (1,000) hours per year (such period being referred to herein as Young's "Term of Consultation").

  Young's employment with the Bank, either as Chief Executive Officer and Chairman of the Board and Young's services as a consultant, without cause prior to the aforesaid termination date of his employment, Bank shall pay Young the balance of his salary or consulting fee (as applicable) for his remaining term of employment and/or consultation that he is currently under, but not exceeding his salary or consultation fee (as applicable) for one year.


         For purposes of this Agreement, "cause" shall mean:

                    (i) Willful misconduct of Young in connection with the performance of his duties, which Bank believes does, or may result in, material harm to Bank.

                    (ii) Misappropriation of funds or property of Bank by Young.

                   (iii)   Dishonesty.

                    (iv)   Failure   of  Young to   perform   the   duties  and
                           responsibilities required by this Agreement (other than by reason of disability), or

                      (v) The conviction of Young of a felony or misdemeanor involving moral turpitude.

          4. Bank shall pay Young an annual salary as Chief Executive Officer and Chairman of its Board of Directors of One Hundred Sixty five Thousand Dollars ($165,000). Bank shall pay Young an annual fee as consultant for the calendar years 2001 and 2002, of Seventy five Thousand Dollars ($75,000).

Bank and Young agree that Young's service as a consultant shall be that of an independent contractor and not as a common law employee.

          5. During the periods of Young's employment as Chief Executive Officer and Chairman of the Board of Directors and as a consultant, Young shall not be eligible for merit raises, participation in stock option programs or bonus plans given or maintained by SNFC or either Virginia Heartland Bank or Second Bank of Culpeper. During his term of employment, but not his term of consultation, Young shall be eligible to participate in existing benefit plans of Bank, including, but not limited to, the 401(K) and Profit Sharing Plans of Bank. This Agreement shall have no effect on Young's vested retirement benefits under an Employment Agreement of August 8, 1987 and amendment thereto of June 24, 1997.

          6. Upon Young's voluntary termination of his employment prior to the expiration of his term of employment as set forth in paragraph 3. A. hereof, Young shall not directly or indirectly become affiliated as consultant, employee, agent, member of Board of Directors or member of advisory Board of Directors for any financial institution with offices located within the Commonwealth of Virginia. Both Young and Bank agree that the Commonwealth of Virginia is the anticipated service area of Bank. This covenant not to compete shall continue for a period of two (2) years from the date Young voluntarily terminates his employment with Bank.

          7. If any provision of this Agreement or part hereof is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement.

          8. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

          9. This Agreement may not be varied, altered, modified or in any way amended, except by an instrument in writing executed by the parties hereto or their legal representatives.

          10. This Agreement shall be binding upon Young and on the Bank, its successors and assigns, effective on the date set forth in paragraph number 1. hereof. Bank will require any successor to all or substantially all of the business and or assets of Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform if no such succession had taken place.

          11. This Agreement constitutes the entire Agreement of the parties with respect to the matters addressed herein and its supercedes all other Agreements and understandings, both written and oral, express or implies, with respect to the subject matter of the Agreement.

       Witness the following signatures and seals.

                           By:       _________________________________(SEAL)
                                     Thomas F. Williams, Jr.
                                     Secretary


                                     _________________________________(SEAL)
                                     William B. Young